Exhibit 99.1

THE LOVESAC COMPANY REPORTS FOURTH QUARTER AND FISCAL 2026 FINANCIAL RESULTS

Q4 FY26 Net Sales Increased 2.7% to $248.0 million vs. Q4 FY25
FY26 Net Sales Increased 2.4% to $697.1 million vs. FY25
Announces New $40 million Share Repurchase Authorization

STAMFORD, Conn., March 26, 2026 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the Designed for Life home and technology brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the fourth quarter and full year fiscal 2026, which ended February 1, 2026.

Shawn Nelson, Chief Executive Officer, stated, “Fiscal 2026 was a pivotal year for Lovesac. We made substantial progress on our evolution from a product-driven company into a multi-platform, multi-room, lifestyle brand. A brand that we believe can be the most loved home brand in America in short order, and one day, the most loved brand in America full stop. First, we reinforced our already strong position in the living room by launching a new seating platform called Snugg, reengineering and then announcing the on-shoring of our Sactionals platform, and developing a new high-end sectional-sofa platform that we plan to bring to market later this year. Second, we set the stage for a calendar 2027 launch of a full suite of Designed For Life products for an entirely new room in the house. Third, we successfully began the evolution of our marketing strategies and digital capabilities to effectively support these grand ambitions.”

Mr. Nelson continued, “Despite a challenging macro environment in fiscal 2026 marked by tariff pressures, economic uncertainty, and intense promotional activity across our category, we adapted effectively and drove meaningful progress on our strategic goals. We also achieved market share gains, full year profitability, positive free cash flow, and a record year-end cash balance with no debt. Lovesac enters fiscal 2027 from a position of strength, highlighted by a clear strategic roadmap and a world-class team focused on generating profitable growth and tremendous long-term value creation for all stakeholders.”

Exhibit 99.1
Key Measures for the Fourth Quarter and Fiscal 2026 Ended February 1, 2026:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended			Fifty-two weeks ended
	February 1, 2026	February 2, 2025	% Inc (Dec)	February 1, 2026	February 2, 2025	% Inc (Dec)
Net sales
Showrooms	$159.8	$154.5	3.5%	$468.0	$425.9	9.9%
Internet	$79.2	$70.5	12.3%	$192.3	$196.3	(2.0%)
Other	$9.0	$16.5	(45.4%)	$36.8	$58.5	(37.1%)
Total net sales	$248.0	$241.5	2.7%	$697.1	$680.6	2.4%
Gross profit	$144.0	$145.8	(1.2%)	$393.2	$397.8	(1.2%)
Gross margin	58.1%	60.4%	(230) bps	56.4%	58.5%	(210) bps
Total operating expenses	$99.1	$98.2	0.9%	$387.9	$384.2	1.0%
SG&A	$69.8	$67.6	3.2%	$284.0	$281.5	0.9%
SG&A as a % of Net Sales	28.1%	28.0%	10 bps	40.7%	41.4%	(70) bps
Advertising and marketing	$25.5	$26.8	(4.7%)	$88.7	$88.0	0.7%
Advertising & marketing as a % of Net Sales	10.3%	11.1%	(80) bps	12.7%	12.9%	(20) bps
Net income	$32.1	$35.3	(9.1%)	$4.1	$11.6	(64.8%)
Basic net income per common share	$2.19	$2.31	(5.2%)	$0.28	$0.75	(62.7%)
Diluted net income per common share	$2.19	$2.13	2.8%	$0.28	$0.69	(59.4%)
Adjusted EBITDA [1]	$49.6	$53.9	(7.8%)	$36.1	$47.8	(24.5%)
Net cash provided by operating activities	$83.4	$44.0	89.5%	$49.3	$39.0	26.6%
1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent increase (decrease) except showroom count
	Thirteen weeks ended		Fifty-two weeks ended
	February 1, 2026	February 2, 2025	February 1, 2026	February 2, 2025
Omni-channel Comparable Net Sales(1)	0.6%	(9.4)%	0.5%	(9.3)%
Internet Sales	12.3%	(9.7)%	(2.0)%	(1.7)%
Ending Showroom Count	278	257	278	257

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed stores.

Highlights for the Fourth Quarter Ended February 1, 2026:

•Net sales increased $6.6 million, or 2.7%, in the fourth quarter of fiscal 2026 compared to the prior year period primarily driven by the net addition of 21 new showrooms period over period and an increase of 0.6% in omni-channel comparable net sales. During the fourth quarter of fiscal 2026, we opened 6 additional showrooms and we closed 3 showrooms.

•Gross profit decreased $1.8 million, or 1.2%, in the fourth quarter of fiscal 2026 compared to the prior year period. Gross margin decreased 230 basis points to 58.1% of net sales in the fourth quarter of fiscal 2026 from 60.4% of net sales in the prior year period. The decrease was primarily driven by increases of 300 basis points in inbound transportation costs and tariff costs and 90 basis points in outbound transportation and warehousing costs,

Exhibit 99.1
partially offset by an increase of 160 basis points in product margin driven by price increases, cost reduction initiatives and concessions from our vendors in response to changes in the tariff environment, partially offset by higher promotional discounting.

•SG&A expense increased $2.2 million, or 3.2%, in the fourth quarter of fiscal 2026 compared to the prior year period primarily due to increases in payroll costs related to higher incentive compensation, new product innovation costs, and other overhead costs, partially offset by decreases in professional fees, equity-based compensation, and credit card fees.

•Advertising and marketing expense decreased $1.3 million, or 4.7%, in the fourth quarter of fiscal 2026 compared to the prior year period primarily due to the timing and costs associated with the launch of a new product marketing campaign.

•Operating income was $44.9 million in the fourth quarter of fiscal 2026 compared to $47.6 million in the prior year period. Operating margin was 18.2% of net sales in the fourth quarter of fiscal 2026 compared to 19.7% of net sales in the prior year period.

•Net income was $32.1 million in the fourth quarter of fiscal 2026, or $2.19 net income per diluted share, compared to $35.3 million, or $2.13 net income per diluted share, in the prior year period. During the fourth quarter of fiscal 2026, the Company recorded an income tax expense of $13.5 million, compared to $13.0 million in the prior year period. The increase is primarily driven by an increase in the effective tax rate.

Highlights for the Fiscal Year Ended February 1, 2026:

•Net sales increased $16.5 million, or 2.4%, in fiscal 2026 compared to fiscal 2025, primarily driven by the net addition of 21 new showrooms compared to the prior year and an increase of 0.5% in omni-channel comparable net sales.

•Gross profit decreased $4.6 million, or 1.2%, in fiscal 2026 compared to fiscal 2025. Gross margin decreased 210 basis points to 56.4% of net sales in fiscal 2026 from 58.5% of net sales in fiscal 2025. The decrease was primarily driven by increases of 180 basis points in inbound transportation and tariff costs and 40 basis points in outbound transportation and warehousing costs, partially offset by an increase of 10 basis points in product margin driven by price increases, cost reduction initiatives and concessions from our vendors in response to changes in the tariff environment, partially offset by higher promotional discounting.

•SG&A expense increased $2.5 million, or 0.9%, in fiscal 2026 compared to fiscal 2025 primarily due to increases in payroll costs related to higher incentive compensation and an out-of-period expense pertaining to prior periods employee benefits, rent, impairment charges related to the Best Buy partnership discontinuation, and other overhead costs. These increases were partially offset by decreases in legal and professional fees, equity-based compensation, and credit card fees.

•Advertising and marketing expense increased $0.6 million, or 0.7%, primarily driven by costs associated with the launch of a new product marketing campaign.

•Operating income was $5.4 million in fiscal 2026 compared to $13.6 million in fiscal 2025. Operating margin was 0.8% of net sales in fiscal 2026 compared to 2.0% of net sales in fiscal 2025.

Exhibit 99.1
•Net income was $4.1 million in fiscal 2026, or $0.28 net income per diluted share, compared to $11.6 million, or $0.69 net income per diluted share, in fiscal 2025. During fiscal 2026, the Company recorded an income tax expense of $2.6 million, compared to $4.9 million in fiscal 2025. The decrease is primarily driven by lower net income before taxes, partially offset by an increase in the effective tax rate.

Other Financial Highlights as of February 1, 2026:

•The cash and cash equivalents balance as of February 1, 2026 was $101.9 million as compared to $83.7 million as of February 2, 2025. There was no balance on the Company’s line of credit as of February 1, 2026 and February 2, 2025. The Company’s availability under the line of credit was $36.0 million and $32.6 million as of February 1, 2026 and February 2, 2025, respectively.

•Total merchandise inventory was $106.3 million as of February 1, 2026 as compared to $124.3 million as of February 2, 2025 primarily related to a planned stock inventory decrease of $22.1 million, partially offset by an increase in freight capitalization of $4.2 million.

•The Company also announced that its Board of Directors has authorized an increase in the Company’s share repurchase program by up to an additional $40 million of Lovesac’s common stock. Repurchases may be made through open market purchases, privately negotiated transactions, and accelerated share repurchases. The increase is on top of the approximately $14.1 million of repurchase authority remaining under the $40 million originally announced in June 2024, bringing total availability to approximately $54.1 million.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company currently expects the following for the full year of fiscal 2027:
•Net sales in the range of $700 million to $750 million.
•Adjusted EBITDA1 in the range of $33 million to $44 million.
•Net income in the range of $5 million to $14 million.
•Diluted income per common share in the range of $0.34 to $0.95 on approximately 14.7 million estimated diluted weighted average shares outstanding.

The Company currently expects the following for the first quarter of fiscal 2027:
•Net sales in the range of $133 million to $139 million.
•Adjusted EBITDA1 loss in the range of $12 million to $16 million.
•Net loss in the range of $14 million to $18 million.
•Basic loss per common share in the range of $0.95 to $1.22 on approximately 14.7 million estimated weighted average shares outstanding.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Exhibit 99.1
Conference Call Information:

A conference call to discuss the financial results for the fourth quarter ended February 1, 2026 is scheduled for today, March 26, 2026, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high-quality furniture derived through its Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as customers' lives do. The current product offering is comprised of modular couches called Sactionals®, premium foam beanbag chairs called Sacs®, an immersive home entertainment and surround sound theater system called StealthTech®, the PillowSac® Chair, the Sactionals Reclining Seat, a recently launched platform of premium seating called Snugg™, and various accessories. As a recipient of Repreve's 8th Annual Champions of Sustainability Award, responsible production and innovation are at the center of the brand's design philosophy with products protected by a robust portfolio of design and utility patents. Products are marketed and sold primarily online directly at www.lovesac.com, supported by a physical retail presence in the form of Lovesac branded showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, DESIGNED FOR LIFE, PILLOWSAC, SACTIONALS, SAC, STEALTHTECH, and THE WORLD’S MOST ADAPTABLE COUCH are registered word trademarks of The Lovesac Company and are registered in the U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2027 Adjusted EBITDA do not include certain charges and costs. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our

Exhibit 99.1
ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “projections,” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations and launch of new products, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, recession, political instability, civil unrest, armed hostilities and global conflict, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; active pending or threatened litigation; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our cash flows, changes in the market price of our common stock, global economic and market conditions and other considerations that could impact the specific timing, price and size of repurchases under our stock repurchase program or our ability to fund any stock repurchases; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve our environmental, social and governance goals; our ability to realize the expected benefits of investments in our supply chain and infrastructure, as well as our efforts to onshore manufacturing for a portion of our Sactionals production; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; execution of our share repurchase program and its expected benefits for enhancing long-term shareholder value; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; cybersecurity and vulnerability to electronic break-ins and other similar disruptions or other system interruptions or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of changes in diplomatic and trade relations, as well as tariffs and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate; our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; any inability to implement and maintain effective internal control over financial reporting; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K

Exhibit 99.1
and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	February 1, 2026	February 2, 2025
Assets
Current Assets
Cash and cash equivalents	$101,853	$83,734
Trade accounts receivable, net	11,733	16,781
Merchandise inventories, net	106,317	124,333
Prepaid expenses	10,473	14,807
Other current assets	6,260	6,942
Total Current Assets	236,636	246,597
Property and equipment, net	86,400	77,990
Operating lease right-of-use assets	163,322	157,750
Goodwill	144	144
Intangible assets, net	2,373	1,586
Deferred tax asset	13,387	15,277
Other assets	32,420	32,906
Total Assets	$534,682	$532,250
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$43,736	$51,814
Accrued expenses	38,788	51,986
Payroll payable	21,936	9,501
Customer deposits	11,544	11,250
Current operating lease liabilities	24,111	22,662
Sales taxes payable	6,996	7,897
Total Current Liabilities	147,111	155,110
Operating lease liabilities, long-term	168,400	160,361
Income tax payable, long-term	464	424
Line of credit	—	—
Total Liabilities	315,975	315,895
Commitments and Contingencies
Stockholders’ Equity
Preferred stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of February 1, 2026 and February 2, 2025.	—	—
Common stock $0.00001 par value, 40,000,000 shares authorized, 14,617,238 shares issued and outstanding as of February 1, 2026 and 14,786,934 shares issued and outstanding as of February 2, 2025.	—	—
Additional paid-in capital	194,843	190,510
Accumulated earnings	23,864	25,845
Stockholders' Equity	218,707	216,355
Total Liabilities and Stockholders' Equity	$534,682	$532,250

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Fifty-two weeks ended
(amounts in thousands, except per share data and share amounts)	February 1, 2026	February 2, 2025	February 1, 2026	February 2, 2025
Net sales	$248,046	$241,490	$697,115	$680,628
Cost of merchandise sold	104,046	95,708	303,900	282,793
Gross profit	144,000	145,782	393,215	397,835
Operating expenses:
Selling, general and administrative expenses	69,792	67,624	283,987	281,450
Advertising and marketing	25,509	26,774	88,659	88,027
Depreciation and amortization	3,755	3,786	15,206	14,710
Total operating expenses	99,056	98,184	387,852	384,187

Operating income	44,944	47,598	5,363	13,648
Interest and other income, net	671	662	1,302	2,801
Net income before taxes	45,615	48,260	6,665	16,449
Income tax expense	13,509	12,953	2,600	4,893
Net income	$32,106	$35,307	$4,065	$11,556

Net income per common share:
Basic	$2.19	$2.31	$0.28	$0.75
Diluted	$2.19	$2.13	$0.28	$0.69

Weighted average shares outstanding:
Basic	14,660,807	15,307,547	14,684,339	15,502,469
Diluted	14,682,443	16,596,549	14,695,579	16,791,471

Exhibit 99.1

THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Fifty-two weeks ended
(amounts in thousands)	February 1, 2026	February 2, 2025
Cash Flows from Operating Activities
Net income	$4,065	$11,556
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	14,887	14,292
Amortization of other intangible assets	319	418
Amortization of deferred financing fees	73	127
Net loss on disposal of property and equipment	466	140
Gain on lease termination	(167)	—
Impairment of long-lived assets	1,541	—
Equity based compensation	5,510	7,945
Non-cash lease expense	27,136	25,171
Deferred income taxes	1,890	(4,474)
Change in operating assets and liabilities:
Trade accounts receivable	5,048	(3,318)
Merchandise inventories	18,016	(25,893)
Prepaid expenses and other current assets	4,955	(6,064)
Other assets	486	(4,241)
Accounts payable	(8,887)	22,392
Accrued expenses and other payables	(1,467)	17,507
Operating lease liabilities	(24,877)	(19,546)
Customer deposits	294	2,993
Other liabilities	40	(28)
Net cash provided by operating activities	49,328	38,977
Cash Flows from Investing Activities
Purchase of property and equipment	(23,135)	(21,026)
Payments for patents and trademarks	(885)	(491)
Net cash used in investing activities	(24,020)	(21,517)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(1,177)	(530)
Repurchases of common stock	(6,000)	(19,929)
Payment of deferred financing costs	(12)	(303)
Net cash used in financing activities	(7,189)	(20,762)
Net change in cash and cash equivalents	18,119	(3,302)
Cash and cash equivalents - Beginning	83,734	87,036
Cash and cash equivalents - Ending	$101,853	$83,734
Supplemental Cash Flow Data:
Cash paid for taxes	$9,973	$8,447
Cash paid for interest	$122	$112
Non-cash investing and financing activities:
Asset acquisitions not yet paid for at period end	$1,806	$1,240
Leasehold improvements acquired through lease incentive	$1,824	$—
Excise tax on share repurchases, accrued but not paid	$46	$183

Exhibit 99.1

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended		Fifty-two weeks ended
(amounts in thousands)	February 1, 2026	February 2, 2025	February 1, 2026	February 2, 2025
Net income	$32,106	$35,307	$4,065	$11,556
Interest income, net	(671)	(661)	(1,303)	(2,800)
Income tax expense	13,509	12,953	2,600	4,893
Depreciation and amortization	3,755	3,786	15,206	14,710
EBITDA	48,699	51,385	20,568	28,359
Equity-based compensation (a)	(2,690)	1,261	5,647	8,009
Loss on disposal of assets (b)	430	66	466	140
Other non-recurring expenses (c)	3,209	1,160	9,391	11,279
Adjusted EBITDA	$49,648	$53,872	$36,072	$47,787
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses in the thirteen weeks ended February 1, 2026 represents a one-time discretionary bonus, professional fees related to the restatement of previously issued financial statements, expenses associated with other legal matters, and severance, partially offset by benefits related to insurance proceeds and gain on the termination of a lease. Other non-recurring expenses in the fifty-two weeks ended February 1, 2026 also represents an out-of-period expense pertaining to prior periods employee benefits and impairment charges and other costs related to the Best Buy partnership discontinuation. Other non-recurring expenses in the thirteen weeks ended February 2, 2025 represents professional fees related to the restatement of previously issued financial statements, severance, and expenses associated with other legal matters, partially offset by benefits related to insurance proceeds. Other non-recurring expenses in the fifty-two weeks ended February 2, 2025 also includes a settlement with the SEC and infrequent and unusual production costs.